Media Contact:                       Investor Contact:
--------------                       -----------------
Greg Berardi                         Dan Rumsey, General Counsel and Acting CFO
415-239-7826                         408-866-3666
greg@bluemarlinpartners.com          dan.rumsey@p-com.com

                                     EVC Group, Inc.
                                     Doug Sherk, Jennifer Beugelmans
                                     (415) 896-6820
                                     dsherk@evcgroup.com

               P-COM reduces outstanding SHORT-TERM LIABILITES by
             $8.3 million AND REVISES SECOND QUARTER REVENUE OUTLOOK

        o Settlements Bring 12-Month Total in Reduced Liabilities to More
                                Than $37 Million

                      o Balance Sheet Improves Dramatically

--------------------------------------------------------------------------------

CAMPBELL, CA (July 23, 2004) - P-Com, Inc. (OTCBB:PCMC), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today announced two settlements that have eliminated $8.34 million in liabilities from its balance sheet.

The settlements in June and July include net reductions of $7.5 million and $840,000 that stem from liabilities related to an original equipment manufacturer agreement and a supply contract with two separate large European vendors, respectively.

The Company today also reported that approximately $400,000 in revenue to a single customer will be recognized in the third quarter of 2004. Originally the Company had expected to recognize this revenue in the second quarter. As a result of this development, the Company now expects revenue in the second quarter of 2004 to be $6.9 million, representing the fifth consecutive quarter of revenue growth. Final results will be reported on Thursday, July 29, 2004 after the market close.

"P-Com continues to make significant progress in strengthening its balance sheet and has eliminated more than $37.0 million in debt and additional liabilities during the past 12 months," said P-Com Acting CFO Dan Rumsey. "Together with the other gains from our restructuring efforts during the past year, these additional settlements provide P-Com with a significantly stronger balance sheet, giving us the opportunity to focus on delivering our products to the marketplace, as well as devote more resources to new product and corporate developments."

Over the past two years, P-Com has successfully completed a comprehensive financial restructuring that has eliminated a substantial portion of its short-term debt and all of its long-term debt, significantly reduced expenses, and disposed of certain non-performing assets and business units.

About P-Com, Inc. P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

Safe Harbor Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; the Company's deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; a continued severe worldwide slowdown in the telecommunications equipment and services sector; fluctuations in customer demand, pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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